EXHIBIT 4

                            SENSORMEDICS CORPORATION

                             1984 Stock Option Plan
                        (as Restated through May 1, 1995)

             Section 1.     Description of Plan.     This is the 1984
        Stock Option Plan (as restated through May 1, 1995) (the "Plan"), of SensorMedics Corporation, a California corporation (the "Company"). Under this Plan, key employees of the Company or of any present and future subsidiaries of the Company to be selected as below set forth, may be granted options ("Options") to purchase shares of the common stock, without par value, of the Company ("Common Stock"). For purposes of this Plan, the term "subsidiary" means any corporation 50% or more of the voting stock of which is owned by the Company or by a subsidiary (as so defined) of the Company. It is intended that the Options under this Plan will either qualify for treatment as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), and be designated Incentive Stock Options,or not qualify for such treatment and be designated Nonqualified Stock Options.

             Section 2.     Purpose of Plan.   The purpose of this Plan
        and of granting Options to specified employees is to further the growth, development and financial success of the Company and its subsidiaries by providing additional incentives to certain key employees holding responsible positions by assisting them to acquire shares of Common Stock and to benefit directly from the Company's growth, development and financial success.

             Section 3.     Eligibility.   The persons who shall be
        eligible to receive grants of Options under this Plan shall be the officers and key employees of the Company or any of its subsidiaries, and those directors of the Company who are also key employees. A person who holds an Option is herein referred to as an "Optionee." More than one Option may be granted to any one Optionee. Notwithstanding the foregoing, the Board of Directors of the Company (the "Board") may at any time or from time to time designate one or more Directors as ineligible for selection as participants in this Plan.

             The aggregate fair market value (determined as of the time an Option is granted) of the Common Stock for which any Optionee may exercise such Optionee's Incentive Stock Options in any calendar year under this Plan and any other incentive stock option plans (which qualify under Section 244A of the Code) of the Company or any subsidiary shall not exceed $100,000.

             Section 4.     Administration.   The Plan shall be
        administered by a committee (the "Option Committee") to be
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        composed of not less than three members of the Board who are not officers or employees of the Company or its subsidiaries, selected by and serving at the pleasure of the Board. The Option Committee shall meet at such times and places as it determines and may meet through a telephone conference call. A majority of its members shall constitute a quorum, and the decision of a majority of those present at any meeting at which a quorum is present shall constitute the decision of the Option Committee.

             A memorandum signed by all of its members shall constitute the decision of the Option Committee without necessity, in such event, for holding an actual meeting.

             The Option Committee is authorized and empowered to administer the Plan and, subject to the Plan (i) to select the Optionees, to specify the number of shares of Common Stock with respect to which Options are granted to each Optionee, to specify the Option Price and the terms of the Options, and in general to grant Options; (ii) to determine the dates upon which Options shall be granted and the terms and conditions thereof in a manner consistent with this Plan, which terms and conditions need not be identical as to the various Options granted; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules relating to the Plan; (v) to accelerate the time during which an Option may be exercised, notwithstanding the provisions of the Option Agreement (as defined in Section 12) stating the time during which it may be exercised; (vi) to accelerate the date by which any unexercised but vested portion of an Option terminates, thereby requiring the Optionee to exercise the vested unexercised portion of such Option or forfeit it, but in no event shall such date be less than two weeks later than the date the Optionee is informed of such acceleration; (vii) to permit the continued vesting of Options in accordance with the terms of the applicable Option Agreement or on an accelerated basis upon the Optionee's termination of employment; (viii) to determine, subject to Sections 3 and 6 hereof, whether Options will be Incentive Stock Options or Nonqualified Stock Options; and (ix) to determine the rights and obligations of participants under the Plan. The interpretation and construction by the Option Committee of any provision of the Plan or of any Option granted under it shall be final. No member of the Option Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

             Section 5.     Shares Subject to the Plan.   The aggregate
        number of shares of Common Stock which may be purchased pursuant to the exercise of Options granted under the Plan shall not exceed _________ shares, subject to adjustment as provided in
        Section 10 hereof to reflect all stock splits, stock dividends or similar capital changes. Upon the expiration or termination for any reason of an outstanding Option which shall not have been exercised in full, any shares of Common Stock then remaining unissued which shall have been reserved for issuance upon such


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        exercise shall again become available for the granting of
        additional Options under the Plan. No shares deliverable to the Company in full or partial payment of an Option exercise price payable pursuant to Section 7 hereof shall become available for the grant of other Options under the Plan.

             Section 6.     Option Price.   Except as provided in Section
        11, the purchase price per share (the "Option Price") of the shares of Common Stock underlying each Option shall be not less than the fair market value of such shares on the date of granting of the Option; provided, however, that if an Option is granted to an Optionee who is a 10% shareholder of the Company as described in Code Section 422A(b)(6) at the time such Option is granted, the Option Price shall be not less than 110% of said fair market value. Such fair market value shall be determined by the Option Committee on the basis of the reported closing price on such date or, in the absence of a reported closing sales price on such date, on the basis of the average of the reported closing bid and asked prices on such date. In the absence of either a reported closing sales price or reported bid and asked prices, the Option Committee shall determine such market value on the basis of the best available evidence.

             Section 7.     Exercise of Options.   Subject to all other
        provisions of this Plan, each Option shall be exercisable for the full number of shares of Common Stock subject thereto, or any part thereof, in such installments and at such intervals as the Option Committee may determine in granting such Option, provided that (a) each Option shall become fully exercisable no later than five years from the date the Option is granted, (b) the number of shares of Common stock subject to each Option shall become exercisable at the rate of at least 20% per year each year until the Option is fully exercisable, and (c) no Option may be exercisable subsequent to its termination date. Options granted to an Optionee shall be exercisable without regard to whether such Optionee holds any other Options under the Plan. Each Option shall terminate and expire, and shall no longer be subject to exercise, as the Option Committee may determine in granting such Option, but in no event shall an Option be granted for a period in excess of those specified in the first sentence of
        Section 14 hereof. The Option shall be exercised by the Optionee by giving written notice to the Company specifying the number of shares to be purchased and accompanied by payment of the full purchase price therefor in cash, by check or in such other form of lawful consideration as the Board may approve from time to time, including, without limitation and in the sole discretion of the Board, the assignment and transfer by the Optionee to the Company of outstanding shares of the Company's Common Stock theretofore held by the Optionee in a manner intended to comply with the provisions of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended.




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             Section 8.   Issuance of Common Stock.   The Company's
        obligation to issue shares of its Common Stock upon exercise of an Option granted under the Plan is expressly conditioned upon the completion by the Company of any registration or other qualification of such shares under any state and/or federal law or rulings or regulations or the making of such investment or other representations and undertakings by the Optionee (or his or her legal representative, heir or legatee, as the case may be) in order to comply with the requirements of any exemption from any such registration or other qualification of such shares which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Optionee (or his or her legal representative, heir or legatee): (a) is purchasing such shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have a legend placed upon the face and reverse of any certificates evidencing such shares (or, if applicable, an appropriate data entry made in the ownership records of the Company) setting forth
        (i) any representations and undertakings which such Optionee has given to the Company or a reference thereto, and (ii) that, prior to effecting any sale or other disposition of any such shares, the Optionee must furnish to the Company an opinion of counsel, satisfactory to the Company and its counsel, to the effect that such sale or disposition will not violate the applicable requirements of state and federal laws and regulatory agencies. The Company will make a reasonable good faith effort to comply with such state and/or federal laws,rulings or regulations as may be applicable at the time the Optionee (or his or her legal representative, heir or legatee, as the case may be) wishes to exercise an Option, provided that the Optionee (or his or her legal representative, heir or legatee) also makes a reasonable good faith effort to comply with said laws,rulings and regulations; however, there can be no assurance that either the Company or the Optionee (or is or her legal representative, heir or legatee), each in the respective exercise of their reasonable good faith business judgment, will in fact comply with said laws, rulings and regulations.

             Section 9.     Nontransferability.   No Option shall be
        assignable or transferable, except that an Option may be transferable by will or by the laws of descent and distribution provided such Option explicitly so provides or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. During the lifetime of an Optionee, any Option granted to him or her shall be exercisable only by him or her or such Optionee's former spouse, if transferred in accordance with the foregoing sentence. After the death of an Optionee, the Option granted to him or her (if so transferable) may be exercised, prior to its termination, only by his or her legal representative, his or her legatee or a person who acquired the



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        right to exercise the Option by reason of the death of the
        Optionee or otherwise in accordance with this Section 9.

             Section 10.     Recapitalization, Reorganization, Merger or
        Consolidation.   If the outstanding shares of Common Stock of the
        Company are increased, decreased or exchanged for different securities through reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or like capital adjustment,a proportionate adjustment shall be made (a) in the aggregate number of shares of Common Stock which may be purchased pursuant to the exercise of Options granted under the Plan, as provided in Section 5, and (b) in the number, price and kind of shares subject to any outstanding Option granted under the Plan.

             Upon the dissolution or liquidation of the Company or upon any reorganization, merger or consolidation in which the Company does not survive, the Plan and each outstanding Option shall terminate; provided that the Company will give written notice thereof to each Optionee at least 30 days prior to the date of such dissolution, liquidation, reorganization, merger or consolidation in which the Company does not survive, and in such event (a) each Optionee who is not tendered an option by the surviving corporation in accordance with all of the terms of provision (b) immediately below, or who does not accept any such substituted option which is so tendered, shall have the right until ten days before the effective date of such dissolution, liquidation, reorganization, merger or consolidation in which the Company is not the surviving corporation, to exercise, in whole or in part, any unexpired Option or Options issued to him or her which said Optionee is then capable of exercising pursuant to the installments provisions of said Option and of Section 7 of the Plan; provided, however, that should the Option Committee so elect in its sole and absolute discretion, said Optionee may be given the right to surrender such Option or Options to the Company for a price (which may be payable, in the sole discretion of the Option Committee, in cash or in securities of the Company or in a combination of both), equal to the difference between the aggregate exercise price of that portion of the Option or Options which the Optionee is then capable of exercising pursuant to the installment provisions of said Option and of Section 7 of the Plan and the aggregate fair market value (as determined in the manner provided in Section 6 above) of the shares subject to such vested portion of the Option or Options on the date one day before the effective date of such dissolution, liquidation, reorganization, merger or consolidation; or (b) in its sole and absolute discretion, the surviving corporation may, but shall not be so obligated, tender to any Optionee an option or options to purchase shares of the surviving corporation, and such new option or options shall contain such terms and provisions as shall be required to substantially preserve the rights and benefits of any Option then outstanding under the Plan.



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             To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as hereinbefore expressly provided in this Section 10, (a) the Optionee shall have no rights by reason or any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, and (b) the number or price of shares of Common Stock subject to any Option shall not be affected by,and no adjustment shall be made by reason of, any dissolution, liquidation, reorganization, merger or consolidation, or any issuance by the Company of shares of stock of any class, or rights to purchase or subscribe for stock of any class, or securities convertible into shares of stock of any class.

             The grant of an Option under the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structures or to merger, consolidate, dissolve or liquidate or to sell or transfer all or any part of its business or assets.

             Section 11.     Substitute Options.   If the Company at any
        time should succeed to the business of another corporation through a merger or consolidation, or through the acquisition of stock or assets of such corporation, Options may be granted under the Plan to those employee of such corporation or its subsidiaries who, in connection with such succession, become employees of the Company or its subsidiaries, in substitution for options to purchase stock of such corporation held by them at the time of succession. The Option Committee shall in its sole and absolute discretion determine the extent to which such substitute Options shall be granted (if at all), the person or persons to receive such substitute Options (who need not all optionees of such corporation), the number and type of Options to be received by each such person, the Option Price of such Option (which may be determined without regard to Section 6) and the terms and conditions of such substitute Options; provided, however, that the Option Price of each such substituted Option shall be an amount such that, in the sole and absolute judgment of the Option Committee and, if the Options to be granted are Incentive Stock Options, in compliance with Section 425(a) of the Code, the economic benefit provided by such Option is not greater than the economic benefit represented by the option in the acquired corporation as of the date of the Company's acquisition of such corporation. Any Option substituted for another option in accordance with this Section 11 will expire upon the expiration date of such other option (or ten years from the date such Option is granted in the case of an Incentive Stock Option, if earlier,or ten years and one week in the case of a Nonqualified Stock Option, if earlier), and, notwithstanding the provisions of
        Section 7 hereof, will be exercisable during the period in which the option would have been exercisable. Notwithstanding anything


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        to the contrary herein, no Options shall be granted, nor any action taken, permitted or omitted, which would cause the Plan, or any Options granted hereunder as to which Rule 16b-3 under the Securities Exchange Act of 1934, as amended, may apply, not to comply with such Rule.

             Section 12.     Option Agreement.   Each Option granted
        under the Plan shall be evidenced by a written stock option agreement executed by the Company and accepted by the Optionee, which (a) shall contain each of the provisions and agreements herein specifically required to be contained therein, (b) shall indicate whether such Option is to be an Incentive Stock Option or a Nonqualified Stock Option, and if it is to be an Incentive Stock Option such agreement shall contain terms and conditions permitting such Option to qualify for treatment as an incentive stock option under Section 422A of the Code, (c) in the case of Optionees who are reporting persons under Section 16 of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, may contain the agreement of the Optionee not to dispose of the Option or any Common Stock received upon exercise of the Option for at least six months from the date of the Option grant, (d) may contain the agreement of the Optionee to remain in the employ of, and to render services to, the Company or any of its subsidiaries for a period of one year from the date of the Option, but such agreement shall not impose upon the Company or any of its subsidiaries any obligation to retain the Optionee in their employ for any period whatever, (e) may contain the agreement of the Optionee to resell any Common Stock issued pursuant to the exercise of Options granted under the Plan to the Company for the Option Price of such Options, and (f) may contain such other terms and conditions as the Option Committee deems desirable and which are not inconsistent with the Plan.
        The respective stock option agreements evidencing Option grants under the Plan need not be identical.

             Section 13.     Rights as a Shareholder.   An Optionee or a
        transferee of an Option shall have no rights as a shareholder with respect to any shares covered by this Option until exercise thereof except that each Optionee shall have the right to receive a copy of the Company's audited financial statements no later than 120 days following the end of each fiscal year of the Company. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the exercise date, except as expressly provided in Section 10.

             Section 14.     Termination of Options.   Each Option
        Agreement representing an Option granted under the Plan shall set forth a termination date, which, for an Incentive Stock Option, shall be not later than ten years from the date such Incentive Stock Option is granted and which, for a Nonqualified Stock Option, shall be not later than ten years and one week from the date such Nonqualified Stock Option is granted; provided,


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        however, that if the Option is an Incentive Stock Option and if the Optionee is a 10% shareholder of the Company (as described in Section 422A(b)(6) of the Code) at the time such Option is granted, then the Option shall terminate no later than five years form the date of the grant thereof. In any event, subject to clause (vii) of the second paragraph of Section 4 hereof, all Options shall terminate and expire upon the first to occur of the following events:

                       (a) the expiration of three months from the date of an Optionee's termination of employment by the Company or any of its subsidiaries (other than by reason of death), except that if an Optionee is then disabled (within the meaning of Section 105(d)(4) of the Code), the expiration of one year from the date of such Optionee's termination of employment; or

                       (b) the expiration of one year from the date of the death of an Optionee if his or her death occurs while he or she is, or not later than three months after he or she has ceased to be, employed by the Company or any of its subsidiaries in a capacity in which he or she would be eligible to receive grants of Options under the Plan; or

                       (c)     the termination of the Option pursuant to
        Section 10 of the Plan;
        or
                       (d)     the termination date set forth in the
        Option Agreement.

             The termination of employment of an Optionee by death or otherwise shall not accelerate or otherwise affect the number of shares with respect to which an Option may be exercised and such Option may only be exercised with respect to that number of shares which could have been purchased under the Option had the Option been exercised by the Optionee on the date of such termination.

             Section 15.     Withholding of Taxes.   The Company may
        deduct and withhold from the wages, salary, bonus and other compensation paid by the Company to the Optionee the requisite tax upon the amount of taxable income, if any, recognized by the Optionee in connection with the exercise n whole or in part of any Option or the sale of Common Stock issued to the Optionee upon exercise of the Option, all as may be required from time to time under any federal or state tax laws and regulations. This withholding of tax shall be made from the Company's concurrent or next payment of wages, salary, bonus or other income to the Optionee or by payment to the Company by the Optionee of the required withholding tax, as the Option Committee may determine.

             Section 16. Effectiveness and Termination of Plan. The Plan shall be effective on the date on which it is adopted by the Board; provided, however, that (a) no Option shall be exercised


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        pursuant to the Plan until the Plan has been approved by the shareholders of the Company, and (b) no Option may be granted hereunder on or after May 1, 2005. The Plan shall terminate when all Options granted hereunder either have been fully exercised, and all shares of Common Stock which may be purchased pursuant to the exercise of such Options have been so purchased,or have expired; provided, however, that the Board may in its absolute discretion terminate the Plan at any time. No such termination, other than as provided for in Section 10 hereof, shall in any way affect any Option then outstanding.

             Section 17.     Amendment of Plan.   The Board may (a) make
        such changes in the terms and conditions of granted Options as it deems advisable, provided each Optionee affected by such change consents thereto, and (b) make such amendments to the Plan as it deems advisable. Such amendments and changes shall include, but not be limited to, acceleration of the time at which an Option may be exercised, but may not, without the written consent or approval of the holders of a majority of that voting stock of the Company which is represented and is entitled to vote at a duly held shareholder's meeting (a) increase the maximum number of shares subject to Options, except pursuant to Section 10 of the Plan, (b) decrease the Option Price requirement contained in
        Section 6 hereof (except as contemplated by Section 10 or 11 hereof) applicable to Incentive Stock Options, (c) change the designation of the class of employees eligible to receive Options, (d) modify the limits set forth in Section 3 of the Plan regarding the value of Common Stock for which any Optionee may be granted Incentive Stock Options, unless the provisions of Section 422A(b)(8) of the Code are likewise modified or (e) in any manner materially increase the benefits accruing to participants under the Plan.

             Section 18.     Not an Employment Agreement.   Nothing
        contained in the Plan or in any Option Agreement shall confer on any Optionee any right to be continued in the employ of the Company or one of its subsidiaries.

             Section 19.     Transfers and Leaves of Absence.   For
        purposes of the Plan, (a) a transfer of an Optionee's employment, without an intervening period, from the Company to a subsidiary or vice versa, or from one subsidiary to another shall not be deemed a termination of employment and (b) an Optionee who is granted in writing a leave of absence shall be deemed to have remained in the employ of the Company during such leave of absence.


             Section 20.     Repurchase of Stock.   At the discretion of
        the Option Committee, the Option granted to an Optionee may provide that the Company shall have the right, in its sole and absolute discretion, to purchase any and all shares of Common Stock purchased pursuant to the exercise of Options granted under


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        the Plan if the Optionee leaves the employ of the Company, either voluntarily or involuntarily. Such right shall terminate upon the sale of such shares in a broker's transaction in accordance with applicable federal and state securities laws, subsequent to the date the Company has registered shares of Common Stock under the Securities Act of 1933, as amended. The price for repurchase of such shares of Common Stock shall be the higher of the original purchase price or the fair market value of such shares, as determined in good faith by the Board of Directors of the Company, using standard and appropriate valuation methods,including without limitation asset valuation, market valuation and/or discounted cash flow analysis. The Company's repurchase right hereunder must be exercised for cash or cancellation of purchase money indebtedness for the repurchased shares within 90 days of termination of the Optionee's employment.